STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT, dated as of August 31, 1998, between Diane Weiser, an individual residing at 40 Mohegan Road, Larchmont, New York 10538 (the "Seller"), and Palatin AG, a Swiss corporation (the "Purchaser");

                              W I T N E S S E T H:

                  WHEREAS, the Purchaser is the record and beneficial owner of 1,560,000 shares of the capital stock, par value $.0001 per share (the "Stock"), of Ecomat, Inc., a Delaware corporation (the "Company");

                  WHEREAS, the Seller is the record and beneficial owner of 840,000 shares of Stock (the "Shares"), which were acquired by her from the Purchaser on May 21, 1995 in return for past services rendered by the Seller as an executive officer of the Company; and

                  WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Shares pursuant to the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                      PURCHASE AND SALE OF SHARES; CLOSING

                  SECTION 1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions set forth herein, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Shares at an aggregate purchase price of $210,000 (the "Purchase Price").

                  SECTION 1.2 THE CLOSING. The Closing shall be held at 3:00 p.m. on August 31, 1998 at the offices of Whitman Breed Abbott & Morgan LLP located at 200 Park Avenue, 28th Floor, New York, New York 10166.

                  SECTION 1.3 DELIVERIES AT THE CLOSING. At the Closing, the Purchaser shall deliver to the Seller the Purchase Price by delivery of a bank check in the amount of $210,000, and the Seller shall deliver to the Purchaser stock certificates representing the Shares to be purchased at the Closing, endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller represents and warrants to the Purchaser as follows:

                  SECTION 2.1 OWNERSHIP OF SHARES. The Shares have been duly authorized, validly issued, fully-paid and non-assessable, and the issuance thereof was exempt from registration under the Securities Act of 1933 (the "Act"). The Seller is the sole record and beneficial owner of the Shares. Upon delivery by the Seller of the certificates representing the Shares and payment therefor by the

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Purchaser as provided in Section 1.3 hereof, the Purchaser will acquire valid title to the Shares free and clear of any lien or other encumbrance except for restrictions on transfer imposed by the Act and state securities laws.

                  SECTION 2.2 POWER; AUTHORIZATION; ENFORCEABILITY. The Seller has all requisite legal power to enter into this Agreement and to carry out and perform all of her obligations under the terms hereof. This Agreement constitutes the valid and binding obligations of the Seller, enforceable against her in accordance with its terms.

                  SECTION 2.3 FINANCIAL STATEMENTS AND OTHER COMPANY INFORMATION. The Seller, who was Chief Executive Officer, President and Treasurer of the Company until her resignation on January 22, 1998, has received copies of the financial statements of the Company for the fiscal year ended December 31, 1997 and for the six-month period ended June 30, 1998. In addition, the Seller has been given full opportunity to meet with representatives of the Purchaser and with the current President of the Company to discuss the business operations of the Company as well as the Company's financial condition. In particular, the Seller has been informed about the fact that the Company has retained the firm of BDO Seidman as financial advisers to advise the Company regarding alternatives, including potential business combinations and investments by third parties, to improve the financial condition of the Company. The Seller understands that any such transaction undertaken by the Company may result in a sale by the Purchaser of the shares of Company Stock held by the Purchaser at a per share price that could be higher than the per share price paid by the Purchaser for the Shares pursuant to this Agreement.

                  SECTION 2.4 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement or commitment to which the Seller is a party or by which the Seller is bound, or violate any federal or state statute or law, or any judgment, decree, order, regulation or rule of any federal or state court or domestic governmental authority.

                  SECTION 2.5 CONSENTS AND APPROVALS OF OTHER PERSONS. No consent of any third party is required to be obtained by the Seller in connection with the Seller's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Seller as follows:

                  SECTION 3.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Switzerland.

                  SECTION 3.2 POWER; AUTHORIZATION; ENFORCEABILITY. The Purchaser has all requisite legal and corporate power to enter into this Agreement and to carry out and perform all of its obligations under the terms hereof. All corporate action on the part of the Purchaser and its officers, directors and shareholders that is necessary for the authorization, execution and delivery of this Agreement by the Purchaser and for the performance of the Purchaser's obligations hereunder has been taken or will have been taken prior to the Closing and will not have been rescinded. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject, as

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to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to creditors' rights and to general principles of equity.

                  SECTION 3.3 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES AND OTHER PERSONS. No consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made prior to the Closing, and no consent of any third party is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

                  SECTION 4.1 CONDITIONS TO OBLIGATIONS AT CLOSING. Each and every obligation of the Purchaser under this Agreement to be performed at or before the Closing shall be subject to the satisfaction (or the written waiver), at or before the Closing, of the following conditions:

                  (a) Representations and Warranties True. The representations and warranties of the Seller contained in Article II hereof shall be true and accurate in all material respects as of the Closing Date as though such representations and warranties were made on or as of such date.

                  (b) Certificates and Documents Delivered. The Purchaser shall have received a stock certificate or certificates evidencing the Shares and appropriate stock powers, if any. All such documents shall be in form and substance satisfactory to the Purchaser and its counsel.

                                    ARTICLE V
                     CONDITIONS TO OBLIGATIONS OF THE SELLER

                  SECTION 5.1 CONDITIONS TO OBLIGATIONS AT CLOSING. Each and every obligation of the Seller under this Agreement to be performed at or before the Closing shall be subject to the satisfaction (or the written waiver), at or before the Closing, of the following conditions:

                  (a) Representations and Warranties True. The representations and warranties of the Purchaser contained in Article III hereof shall be true and accurate in all respects as of the Closing Date as though such representations and warranties were made on or as of such date.

                  (b) Deliveries. The Seller shall have received, at the Closing, the Purchase Price due at the Closing.

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

                  SECTION 6.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to or at the Closing: (a) by mutual consent of the Seller and the Purchaser; (b) by either the Seller or the Purchaser, if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any writing delivered pursuant hereto on the part of the other party hereto; or
(c) by either party if any of the conditions to its obligations specified in Articles IV and V, respectively, have not been satisfied.

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                  SECTION 6.2 EFFECT OF TERMINATION. If this Agreement is
terminated pursuant to Section 6.1, all further obligations of the Seller and the Purchaser under this Agreement shall terminate without further liability of the Seller or the Purchaser.

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

                  SECTION 7.1 SURVIVAL OF REPRESENTATIONS. Any investigation or examination by the Seller of the business or the properties of the Company relating thereto shall not affect the representations and warranties of the Seller herein contained, and the representations and warranties of the Seller set forth in Section 2.3 shall survive the Closing indefinitely.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

                  SECTION 8.1 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  SECTION 8.2 ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

                  SECTION 8.3 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its principles of conflict of laws). The Seller and the Purchaser agree and consent to personal and subject matter jurisdiction in New York and venue in the United States District Court for the Southern District of New York.

                  SECTION 8.4 ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  SECTION 8.5 SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without affecting in any way the validity or enforceability of the remaining provisions hereof.

                  SECTION 8.6 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

SELLER:                                              PURCHASER:

                                                     PALATIN AG

/s/ DIANE WEISER                                 By: /s/ ASTRID HINDEMITH
------------------                                  -----------------------
Diane Weiser                                         Name:  Astrid Hindemith
                                                     Title:   President

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